Exhibit 10.3
AGREEMENT

FIXED-PRICE

ASU Reference No. 09022547

THIS AGREEMENT is made and entered into by and between Solterra Renewable Technologies, Inc. (hereinafter called "Sponsor"), and the Arizona Board of Regents for and on behalf of Arizona State University (hereinafter called "ASU").

WHEREAS Sponsor desires that ASU perform certain services as described in the scope of work attached hereto and incorporated herein as Exhibit A, and ASU desires to perform such services upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.   SCOPE OF WORK.   ASU shall use all reasonable efforts to perform the services and deliver any reports or other items specified in Exhibit A attached hereto.

ARTICLE II.   PROJECT DIRECTOR.   ASU shall provide Ghassan Jabbour, of the ASU School of Materials and Flexible Display Center, as Project Director for work under this Agreement.

ARTICLE III.   PERIOD OF PERFORMANCE.   This Agreement shall begin on October 1, 2008 and shall terminate on September 30, 2009.  This Agreement may be modified or extended at any time by mutual written consent of both parties.

ARTICLE IV.  SPECIAL PROVISIONS.

1.
Compensation.   Compensation shall be on a fixed-price basis.  Sponsor shall compensate ASU in an amount not to exceed $835,000, for ASU's services hereunder for year one only.  Sponsor shall remit according to the following schedule of invoices against the total contract price:

Date Due	Amount
Upon signing agreement	$334,000
Quarterly Payment 01-01-09	$136,635
Quarterly Payment 04-01-09	$136,635
Quarterly Payment 07-01-09	$136,635
Final Payment 9-30-09	$91,095
Total Year 1	$835,000

Option Year 2 for $546,300 and Option Year 3 for $556,000 are not exercised at this time.

Invoices are due and payable within 30 days. The remaining amount of the contract price due under this Agreement shall be paid upon receipt of invoices from ASU issued quarterly for the duration of the period of performance up to the contract value.

ASU reserves the right to subject invoices not paid within thirty (30) days of the invoice date to a 1% per month late fee on the unpaid balance for any amounts not in dispute. ASU reserves the right to discontinue the services if Sponsor fails to make payments within 30 days of receipt of invoice.

In the event of non payment, ASU may terminate all further work on the project and seek full payment from the Sponsor for all work performed and all expenses incurred including allocable cost, pursuant to the termination clause of this agreement including the collection of payment.

Should it become necessary for ASU to commence collection proceedings or retain an attorney to enforce any of the terms of this Agreement, the Sponsor shall pay attorneys’ fees and the costs of collection incurred by ASU.

2.
Publications.   Sponsor recognizes that under ASU policy the results of work performed under this Agreement must be publishable and agrees that ASU and its employees and students engaged in work under this Agreement shall be free to present at symposia or professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the work performed under this Agreement.  Upon written request by Sponsor, copies of proposed manuscripts will be furnished to Sponsor for review prior to publication.  In no event will ASU delay publication for more than thirty (30) days from date of submittal of manuscript for Sponsor review.

3.	Notices. All notices under this Agreement given by either party to the other shall be in writing and shall be sent by U.S. Postal Service, first class, facsimile or e-mail. Addresses are as follows:

For ASU:       Office for Research &                                                         Attn:  Dudley Sharp
Sponsored Projects Admin.                                              Assistant Director, Research Admin
Arizona State University                                                  e-mail: dudley.sharp@asu.edu
P.O. Box 873503                                                                  cc: Ghassan.Jabbour@asu.edu
(Street Address: 1120 S. Cady Mall)                               cc: Kimberly.Habiger@asu.edu
Tempe, Arizona  85287-3503
Phone:  480-965-0273                                                         Fax:  480-965-2455

For Sponsor:  Solterra Renewable Technologies Inc.
14220 E. Cavedale Rd                                                         Attn:  Stephen B. Squires
Scottsdale AZ 85262                                                                      President & CEO
Phone:      214-701-8779                                                      email:  ssquires4@aol.com
Fax:           636-773-1738

ARTICLE V.  GENERAL PROVISIONS.

1.
Entire Agreement.   This Agreement embodies the entire understanding of the parties and supersedes any other agreement or understanding between the parties relating to the subject matter.  The parties agree that should any part of this Agreement be held to be invalid or void, the remainder of the Agreement shall remain in full force and effect and shall be binding upon the parties.

2.
Waivers.   No waiver, amendment or modification of this Agreement shall be valid or binding unless written and signed by the parties.  Waiver by either party of any breach or default of any clause of this Agreement by the other party shall not operate as a waiver of any previous or future default or breach of the same or different clause of this Agreement.

3.	Assignment. Neither party may assign any rights hereunder without the express, written, prior consent of both parties.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

5.
Cancellation for Nonappropriations.   The parties recognize that performance by ASU depends upon appropriation of funds by the State Legislature of Arizona.  If the Legislature fails to appropriate the necessary funds, or if ASU's appropriation is reduced during the fiscal year, ASU may reduce the scope of this Agreement if appropriate or cancel this Agreement without further duty or obligation.  ASU agrees to notify Sponsor as soon as reasonably possible after ASU knows of the loss of funds.

6.
Conflict of Interest.   This Agreement is subject to the provisions of A.R.S. 38-511.  The State of Arizona may cancel this Agreement if any person significantly involved in negotiating, drafting, securing or obtaining this Agreement for or on behalf of the Arizona Board of Regents becomes an employee in any capacity of any other party or a consultant to any other party with reference to the subject matter of this Agreement while the Agreement or any extension thereof is in effect.

7.
Independent Contractor.   ASU is an independent contractor and shall be free to exercise its discretion and independent judgment as to the method and means of performance of its work hereunder.  ASU employees shall not be considered employees of Sponsor, and neither ASU nor Sponsor personnel will, by virtue of this Agreement, be entitled or eligible, by reason of this agreement, to participate in any benefits or privileges given or extended by the other party to its employees.

8.
Termination.   Either party may at any time terminate this Agreement by giving the other party not less than thirty (30) days prior written notice.  In the event this Agreement is canceled by Sponsor, Sponsor shall remain responsible for payment to ASU for all work performed through the date of termination and for reimbursement to ASU of all non-cancelable commitments incurred in the conduct of the research.  Non-cancelable commitments shall include employment commitments to ASU personnel through the end of the semester following any such termination by Sponsor.  In the event ASU terminates this Agreement any unused funds from the advance will be returned.

9.
Dispute Resolution.   In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their reasonable efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  Notice is provided of Sections 12-1518 and 12-133, Arizona Revised Statues.

10.
Insurance.   ASU maintains general liability insurance and worker’s compensation coverage as required by state law and pertinent federal laws and regulations under the State of Arizona Risk Management Plan.

11.
Nondiscrimination. The parties agree to comply with all applicable state and federal laws, rules, regulations and executive orders governing equal employment opportunity, immigration, nondiscrimination, including the Americans with Disabilities Act, and affirmative action.

12.
News Release.   Sponsor may not use the name of ASU in news releases, publicity, advertising, or other promotion, without the prior written consent of ASU, except for documents used for internal consumption by Sponsor.

13.
Service Marks and Trademarks. Neither party shall use any service marks, trademarks, logos or other marks of the other party without the express written approval of the other party. The use of any marks must comply with the owner ’s requirements, including using the “circle R” indication of a registered trademark.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized representatives on the respective dates entered below.

ARIZONA BOARD OF REGENTS,			SOLTERRA RENEWABLE
FOR AND ON BEHALF OF ARIZONA STATE UNIVERSITY			TECHNOLOGIES, INC

By:	/s/	By:	/s/
	Dudley Q. Sharp		Stephen B. Squires
	Assistant Director		President & CEO
Research Administration

Date:		Date:

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